Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Kevin J. Goodwin Vice President & Treasurer irelations@buckeye.com (800) 422-2825

BUCKEYE PARTNERS, L.P. ANNOUNCES OUTCOME OF STRATEGIC REVIEW
Takes Actions to Strengthen Balance Sheet and Improve Distribution Coverage
Reports Third Quarter 2018 Financial Results

HOUSTON, November 2, 2018 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) announced today that as a result of its strategic review it is taking several actions designed to: (1) maintain Buckeye’s investment grade credit rating by reducing leverage; (2) provide increased financial flexibility, eliminating the need for Buckeye to access the public equity markets to fund annual growth capital; and (3) reallocate capital to the higher return growth opportunities across our remaining assets. The actions consist of:

•	The execution of a definitive agreement to sell its entire equity interest in VTTI B.V. (“VTTI”) for cash proceeds of $975 million.

•	The execution of a definitive agreement to sell a package of non-integrated domestic pipeline and terminal assets (collectively, the “Asset Package”) for cash proceeds of $450 million.

•	The reduction of Buckeye’s quarterly cash distribution to $0.75 per unit or $3.00 per unit on an annual basis.

The sale of both Buckeye’s VTTI equity interest and the Asset Package are expected to close by year end, subject to customary closing conditions including regulatory approvals. The Asset Package includes: a jet fuel pipeline from Port Everglades, Florida to the Ft. Lauderdale and Miami, Florida airports; pipelines and terminal facilities serving the Reno, Nevada; San Diego, California and Memphis, Tennessee airports; and refined petroleum products terminals in Sacramento and Stockton, California.

“I am confident that the actions taken as a result of our strategic review will not only strengthen our balance sheet and solidify our investment grade rating but also meaningfully improve distribution coverage,” stated Clark C. Smith, Chairman, President and Chief Executive Officer. “We are now well positioned to fund our annual growth capital spend without accessing the public equity markets. In addition, the sales of our interest in VTTI and the domestic Asset Package allow us to reallocate available growth capital to higher return initiatives across our domestic assets, particularly the opportunities we are actively pursuing along the U.S. Gulf Coast. Our improved financial flexibility along with our remaining portfolio of pipeline and terminal assets and attractive growth opportunities are expected to provide solid long-term returns for our unitholders through all business cycles.”

Third Quarter 2018 Financial Results. Buckeye also announced today its financial results for the third quarter of 2018. Buckeye reported a net loss attributable to Buckeye’s unitholders for the third quarter of 2018 of $745.8 million compared to net income attributable to Buckeye’s unitholders for the third quarter of 2017 of $116.2 million. The third quarter of 2018 was negatively impacted by a $537.0 million non-cash goodwill impairment charge, related primarily to our Caribbean assets, following an interim assessment of the recoverability of goodwill that was initiated in conjunction with the completion of the strategic review. In addition, the results reflect a $300.3 million non-cash loss related to the anticipated sale of our equity investment in VTTI. Adjusted EBITDA (as defined below) for the third quarter of 2018 was $253.7 million compared to $277.3 million for the third quarter of 2017.

The net loss attributable to Buckeye’s unitholders was $4.86 per diluted unit for the third quarter of 2018 compared to net income attributable to Buckeye’s unitholders of $0.81 per diluted unit for the third quarter of 2017. The diluted weighted average number of units outstanding in the third quarter of 2018 was 153.5 million compared to 142.8 million in the third quarter of 2017.

“Buckeye’s third quarter results fell short of prior year largely as a result of continued weakness in segregated storage, particularly in the Caribbean,” said Mr. Smith. “Our Domestic Pipelines and Terminals segment saw strong demand across the markets in which we operate, which drove increased pipeline and terminalling throughput volumes and increased revenues. The improved operating results for the segment were offset by the impact of the expiration of a crude-by-rail contract at our Chicago Complex in the first quarter of 2018 as well as expenses associated with two product releases that occurred during the quarter. Our Global Marine Terminals segment continued to benefit from strong operating performance from Buckeye Texas Partners, partially offsetting the continued impact of challenging market conditions in the segregated storage market, which drove lower utilization and rates in this segment. Our Buckeye Merchant Services segment faced weaker market conditions, primarily in the distillate market, but delivered positive results during the quarter and continues to drive increased utilization across our portfolio of assets.”

Distributable cash flow (as defined below) for the third quarter of 2018 was $156.9 million compared to $181.9 million for the third quarter of 2017. Buckeye also reported distribution coverage of 1.35 times for the third quarter of 2018.

Distribution. Buckeye also announced today that its general partner declared a cash distribution of $0.75 per LP Unit for the quarter ended September 30, 2018, compared to $1.2625 per LP Unit for the year ago quarter. As a result of the distribution reduction, the 6.7 million Class C Units outstanding as of September 30, 2018 will convert into LP Units on a one-for-one basis on November 5, 2018. The distribution will be payable on November 20, 2018 to unitholders of record on November 13, 2018. Buckeye has paid distributions in each quarter since its formation in 1986.

Intrepid Partners, LLC and Wells Fargo Securities, LLC acted as financial advisors to Buckeye in connection with the strategic review and the sale of its interest in VTTI and the Asset Package. In addition, Intrepid Partners, LLC provided a fairness opinion to the Board of Directors of Buckeye GP LLC, the general partner of Buckeye, in connection with the VTTI transaction.

Conference Call. Buckeye will host a conference call with members of executive management today, November 2, 2018, at 11:00 a.m. Eastern Time. To access the live webcast of the call, go to https://edge.media-server.com/m6/p/dqwz6nkn ten minutes prior to its start. Interested parties may participate in the call by dialing 877-870-9226 and entering the conference ID 9187535. A replay will be archived and available at this link through December 2, 2018, and the replay also may be accessed by dialing 800-585-8367 and entering the conference ID 9187535.

About Buckeye Partners, L.P.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership which owns and operates, or owns a significant interest in, a diversified global network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, processing and marketing of liquid petroleum products. Buckeye is one of the largest independent liquid petroleum products pipeline operators in the United States in terms of volumes delivered, with approximately 6,000 miles of pipeline. Buckeye also uses its service expertise to operate and/or maintain third-party pipelines and perform certain engineering and construction services for its customers. Buckeye’s global terminal network, including through its interest in VTTI B.V. (“VTTI”), comprises more than 135 liquid petroleum products terminals with aggregate tank capacity of over 178 million barrels across our portfolio of pipelines, inland terminals and marine terminals located primarily in the East Coast, Midwest and Gulf Coast regions of the United States as well as in the Caribbean, Northwest Europe, the Middle East and Southeast Asia. Buckeye’s global network of marine terminals enables it to facilitate global flows of crude oil and refined petroleum products, offering its customers connectivity between supply areas and market centers through some of the world’s most important bulk liquid storage and blending hubs. Buckeye’s flagship marine terminal in The Bahamas, Buckeye Bahamas Hub, is one of the largest marine crude oil and refined petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products. Buckeye’s Gulf Coast regional hub, Buckeye Texas Partners, offers world-class marine terminalling, storage and processing capabilities. Through its 50% equity interest in VTTI, Buckeye’s global terminal network offers premier storage and marine terminalling services for petroleum product logistics in key international energy hubs. Buckeye is also a wholesale distributor of refined petroleum products in certain areas served by its pipelines and terminals. As discussed in this press release, we expect to divest our equity interest in VTTI during the fourth quarter of 2018, subject to normal regulatory approvals. More information concerning Buckeye can be found at www.buckeye.com.

* * * * *

Adjusted EBITDA and distributable cash flow are not measures defined by accounting principles generally accepted in the United States of America (“GAAP”). We define Adjusted EBITDA as earnings (losses) before interest expense, income taxes, depreciation and amortization, further adjusted to exclude certain non-cash items, such as non-cash compensation expense; transaction, transition, and integration costs associated with acquisitions; certain unrealized gains and losses on foreign currency transactions and foreign currency derivative financial instruments, as applicable; and certain other operating expense or income items, reflected in net income, that we do not believe are indicative of our core operating performance results and business outlook, such as hurricane-related costs, gains and losses on property damage recoveries, non-cash impairment charges, and gains and losses on asset sales. We define distributable cash flow as Adjusted EBITDA less cash interest expense, cash income tax expense, and maintenance capital expenditures incurred to maintain the operating, safety, and/or earnings capacity of our existing assets, plus or minus realized gains or losses on certain foreign currency derivative financial instruments, as applicable. These definitions of Adjusted EBITDA and distributable cash flow are also applied to our proportionate share in the Adjusted EBITDA and distributable cash flow of significant equity method investments, such as that in VTTI, and are not applied to our less significant equity method investments. The calculation of our proportionate share of the reconciling items used to derive these VTTI performance metrics is based upon our 50% equity interest in VTTI, prior to adjustments related to noncontrolling interests in several of its subsidiaries and partnerships, which are immaterial. These adjustments include gains and losses on foreign currency derivative financial instruments used to hedge VTTI’s United States dollar denominated distributions which are excluded from Adjusted EBITDA and included in distributable cash flow when realized. Adjusted EBITDA and distributable cash flow are non-GAAP financial measures that are used by our senior management, including our Chief Executive Officer, to assess the operating performance of our business and optimize resource allocation. We use Adjusted EBITDA as a primary measure to: (i) evaluate our consolidated operating performance and the operating performance of our business segments; (ii) allocate resources and capital to business segments; (iii) evaluate the viability of proposed projects; and (iv) determine overall rates of return on alternative investment opportunities.  We use distributable cash flow as a performance metric to compare cash-generating performance of Buckeye from period to period and to compare the cash-generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. Distributable cash flow is not intended to be a liquidity measure.

We believe that investors benefit from having access to the same financial measures used by management and that these measures are useful to investors because they aid in comparing our operating performance with that of other companies with similar operations. The Adjusted EBITDA and distributable cash flow data presented by us may not be comparable to similarly titled measures at other companies because these items may be defined differently by other companies. Please see the attached reconciliations of each of Adjusted EBITDA and distributable cash flow to net income.
* * * * *

This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control.  Among the forward-looking statements set forth in this press release are statements regarding the disposition of certain pipelines and terminals and our equity interest in VTTI and the anticipated use of proceeds derived therefrom. These statements are subject to, among other risks, (i) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those governing pipeline tariff rates and those that permit the treatment of us as a partnership for federal income tax purposes, (ii) terrorism and other security risks, including cyber risk, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (iii) changes in the marketplace for our products or services, such as increased competition, changes in product flows, better energy efficiency, or general reductions in demand, (iv) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (v) shutdowns or interruptions at our pipeline, terminalling, storage, and processing assets or at the source points for the products we transport, store, or sell, (vi) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (vii) volatility in the price of liquid petroleum products, (viii) nonpayment or nonperformance by our customers, (ix) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies and benefits, (x) satisfaction of the conditions to the respective closings of the divestitures discussed herein and (xi) our ability to successfully complete our organic growth projects and to realize the anticipated financial benefits.  You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017, for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date except as required by law.
* * * * *
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Buckeye’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, Buckeye’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

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BUCKEYE PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue:
Product sales	$525,426	$517,461	$1,874,463	$1,482,686
Transportation, storage and other services	384,122	405,158	1,159,029	1,219,407
Total revenue	909,548	922,619	3,033,492	2,702,093

Costs and expenses:
Cost of product sales	514,811	506,780	1,852,537	1,447,408
Operating expenses (1)	159,562	157,444	470,935	480,973
Depreciation and amortization	68,464	65,661	199,171	195,987
General and administrative	21,578	23,904	66,659	69,987
Goodwill impairment	536,964	—	536,964	—
Other, net	—	501	(16,153)	(3,921)
Total costs and expenses	1,301,379	754,290	3,110,113	2,190,434
Operating (loss) income	(391,831)	168,329	(76,621)	511,659

Other income (expense):
(Loss) earnings from equity investments	(292,387)	9,232	(276,633)	22,710
Interest and debt expense	(60,332)	(56,561)	(179,003)	(168,870)
Other expense (1)	(152)	(328)	(764)	(878)
Total other expense, net	(352,871)	(47,657)	(456,400)	(147,038)

(Loss) income before taxes	(744,702)	120,672	(533,021)	364,621
Income tax expense	(634)	(448)	(1,906)	(1,709)
Net (loss) income	(745,336)	120,224	(534,927)	362,912
Less: Net income attributable to noncontrolling interests	(499)	(4,037)	(6,631)	(10,427)
Net (loss) income attributable to Buckeye Partners, L.P.	$(745,835)	$116,187	$(541,558)	$352,485

Earnings (loss) per unit attributable to Buckeye Partners, L.P.:
Basic	$(4.86)	$0.82	$(3.57)	$2.50
Diluted	$(4.86)	$0.81	$(3.57)	$2.49

Weighted average units outstanding:
Basic	153,512	142,088	151,908	141,104
Diluted	153,512	142,818	151,908	141,781
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(1)
Prior year amounts reflect the adoption of ASU 2017-07 resulting in the reclassification of $0.3 million and $1.0 million for the three and nine months ended September 30, 2017, respectively, from Operating expenses to Other expense related to certain components of pension expense.

 BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue:
Domestic Pipelines & Terminals	$256,488	$254,277	$761,803	$761,438
Global Marine Terminals	141,568	155,281	428,796	487,613
Merchant Services	523,535	526,844	1,883,576	1,498,438
Intersegment	(12,043)	(13,783)	(40,683)	(45,396)
Total revenue	$909,548	$922,619	$3,033,492	$2,702,093

Total costs and expenses: (1)
Domestic Pipelines & Terminals	$151,288	$145,790	$443,764	$433,933
Global Marine Terminals	641,238	103,128	824,555	316,443
Merchant Services	520,896	519,155	1,882,477	1,485,454
Intersegment	(12,043)	(13,783)	(40,683)	(45,396)
Total costs and expenses	$1,301,379	$754,290	$3,110,113	$2,190,434

Depreciation and amortization:
Domestic Pipelines & Terminals	$26,346	$23,494	$74,596	$69,885
Global Marine Terminals	40,899	40,886	120,928	122,250
Merchant Services	1,219	1,281	3,647	3,852
Total depreciation and amortization	$68,464	$65,661	$199,171	$195,987

Operating income (loss):
Domestic Pipelines & Terminals	$105,200	$108,487	$318,039	$327,505
Global Marine Terminals	(499,670)	52,153	(395,759)	171,170
Merchant Services	2,639	7,689	1,099	12,984
Total operating income	$(391,831)	$168,329	$(76,621)	$511,659

Adjusted EBITDA:
Domestic Pipelines & Terminals	$137,676	$138,880	$413,648	$413,710
Global Marine Terminals	111,692	128,696	349,838	391,084
Merchant Services	4,361	9,742	6,820	19,224
Total Adjusted EBITDA	$253,729	$277,318	$770,306	$824,018

Capital expenditures: (2)
Domestic Pipelines & Terminals	$78,764	$60,513	$231,263	$173,230
Global Marine Terminals	28,188	39,842	125,706	129,940
Merchant Services	—	373	18	519
Total capital expenditures	$106,952	$100,728	$356,987	$303,689

Summary of capital expenditures: (2)
Maintenance capital expenditures	$31,904	$35,490	$88,670	$108,570
Expansion and cost reduction	75,048	65,238	268,317	195,119
Total capital expenditures	$106,952	$100,728	$356,987	$303,689

	September 30,	December 31,
	2018	2017
Key Balance Sheet Information:
Cash and cash equivalents	$661	$2,180
Long-term debt	4,985,200	4,658,321
_______________________________

(1)
Includes depreciation and amortization. Prior year amounts reflect the adoption of ASU 2017-07 resulting in the reclassification of $0.3 million and $1.0 million for the three and nine months ended September 30, 2017 from Operating expenses to Other expense related to certain components of pension expense.

(2)
Amounts exclude the impact of accruals. On an accrual basis, capital expenditure additions to property, plant and equipment were $135.4 million and $103.4 million for the three months ended September 30, 2018 and 2017, respectively, and $387.9 million and $295.7 million for the nine months ended September 30, 2018 and 2017, respectively.

BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA - Continued
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Domestic Pipelines & Terminals (average bpd in thousands):
Pipelines:
Gasoline	815.9	789.3	784.3	757.3
Jet fuel	394.1	393.3	375.7	374.9
Middle distillates (1)	304.9	284.4	320.4	296.4
Other products (2)	12.9	17.0	13.4	21.2
Total throughput	1,527.8	1,484.0	1,493.8	1,449.8
Terminals:
Throughput (3)	1,337.1	1,254.0	1,330.9	1,237.2

Pipeline average tariff (cents/bbl)	88.9	88.7	89.6	89.5

Global Marine Terminals (percent of capacity):
Average capacity utilization rate (4)	78%	89%	84%	93%

Merchant Services (in millions of gallons):
Sales volumes	242.6	319.5	901.7	921.8
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(1) Includes diesel fuel and heating oil.
(2) Includes liquefied petroleum gas, intermediate petroleum products and crude oil.
(3) Includes the throughput of two underground propane storage caverns.
(4) Represents the ratio of contracted capacity to capacity available to be contracted.  Based on total capacity (i.e., including out of service capacity), average capacity utilization rates are approximately 76% and 85% for the three months ended September 30, 2018 and 2017, respectively, and approximately 80% and 89% for the nine months ended September 30, 2018 and 2017, respectively.

BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA
Non-GAAP Reconciliations
(In thousands, except coverage ratio)
(Unaudited)

		Three Months Ended September 30,		Nine Months Ended September 30,
		2018	2017	2018	2017
Net (loss) income		$(745,336)	$120,224	$(534,927)	$362,912
Less:	Net income attributable to noncontrolling interests	(499)	(4,037)	(6,631)	(10,427)
Net (loss) income attributable to Buckeye Partners, L.P.		(745,835)	116,187	(541,558)	352,485
Add:	Interest and debt expense	60,332	56,561	179,003	168,870
	Income tax expense	634	448	1,906	1,709
	Depreciation and amortization (1)	68,464	65,661	199,171	195,987
	Non-cash unit-based compensation expense	4,921	8,176	21,587	25,756
	Acquisition and transition expense (2)	21	1,447	444	3,275
	Hurricane-related costs, net of recoveries (3)	68	1,804	(744)	4,820
	Proportionate share of Adjusted EBITDA for the equity method investment in VTTI (4)	32,255	33,430	101,435	90,848
	Goodwill impairment	536,964	—	536,964	—
	Loss (earnings) from the equity method investment in VTTI (4)	295,905	(6,396)	286,633	(15,111)
Less:	Gains on property damage recoveries (5)	—	—	(14,535)	(4,621)
Adjusted EBITDA		$253,729	$277,318	$770,306	$824,018
Less:	Interest and debt expense, excluding amortization of deferred financing costs, debt discounts and other	(56,405)	(52,230)	(167,248)	(155,817)
	Income tax expense, excluding non-cash taxes	(410)	(448)	(1,498)	(1,143)
	Maintenance capital expenditures	(31,904)	(35,490)	(88,670)	(108,570)
	Proportionate share of VTTI’s interest expense, current income tax expense, realized foreign currency derivative gains and losses, and maintenance capital expenditures (4)	(8,898)	(10,145)	(28,873)	(28,853)
Add:	Hurricane-related maintenance capital expenditures	752	2,929	4,014	13,358
Distributable cash flow		$156,864	$181,934	$488,031	$542,993

Distributions for coverage ratio (6)		$115,974	$186,198	$489,365	$542,661

Coverage ratio		1.35	0.98	1.00	1.00
_________________________

(1)
Includes 100% of the depreciation and amortization expense of $18.5 million and $18.1 million for Buckeye Texas Partners LLC (“Buckeye Texas”) for the three months ended September 30, 2018 and 2017, respectively, and $54.5 million and $54.1 million for the nine months ended September 30, 2018 and 2017, respectively. In April 2018, we acquired our business partner’s 20% ownership interest in Buckeye Texas and, as a result, own 100% of Buckeye Texas. Please see Note 3 in our Form 10-Q for the quarterly period ended September 30, 2018 for additional information.

(2)	Represents transaction, internal and third-party costs related to asset acquisition and integration.

(3)
Represents costs incurred at our BBH facility in the Bahamas, Yabucoa Terminal in Puerto Rico, Corpus Christi facilities in Texas, and certain terminals in Florida, as a result of hurricanes which occurred in 2017 and 2016, consisting of operating expenses and write-offs of damaged long-lived assets, net of insurance recoveries.

(4)
Due to the significance of our equity method investment in VTTI B.V. (“VTTI”), effective January 1, 2017, we applied the definitions of Adjusted EBITDA and distributable cash flow, covered in our description of non-GAAP financial measures, with respect to our proportionate share of VTTI’s Adjusted EBITDA and distributable cash flow. The calculation of our proportionate share of the reconciling items used to derive these VTTI performance metrics is based upon our 50% equity interest in VTTI, prior to adjustments related to noncontrolling interests in several of its subsidiaries and partnerships, which are immaterial. Included in the three and nine months ended September 30, 2018, is a $300.3 million non-cash loss on the anticipated sale of our investment in VTTI.

(5)
Represents gains on recoveries, which during 2018, settled property damages caused by third parties, primarily related to a 2012 vessel allision with a jetty at our BBH facility in the Bahamas, while in 2017, we settled a 2014 allision with a ship dock at our terminal located in Pennsauken, New Jersey.

(6)
Represents cash distributions declared for LP Units and distribution equivalent rights with respect to certain unit-based compensation awards (“DERs”) outstanding as of each respective period.  Amount for 2018 reflects actual cash distributions paid on LP Units and DERs for the quarter ended March 31, 2018 and June 30, 2018 and estimated cash distributions for LP Units (including the newly converted LP Units resulting from the Class C Units conversion described below) and DERs for the quarter ended September 30, 2018. All 6,714,963 Class C Units outstanding as of November 2, 2018 will convert into LP Units on a one-for-one basis on November 5, 2018. Prior to the conversion, distributions with respect to the Class C Units outstanding on the record date were paid in additional Class C Units rather than in cash and as such, for the periods prior to the three months ended September 30, 2018, the amounts shown for distributions for coverage ratio excluded the Class C Units.